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EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

         We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 11, 2000 (Note 11, as to which the date is March 28, 2000; Note 12, as to which the date is May 12, 2000 and Note 13, as to which the date is November 20, 2000), relating to the consolidated financial statements of Bluefly, Inc. as of December 31, 1999 and for the year then ended, which appears in the Current Report on Form 8-K, dated November 20, 2000. We also consent to the reference to us under the heading "Experts" in this Registration Statement.

PricewaterhouseCoopers LLP
New York, New York

November 20, 2000